Exhibit 99.1

Oxford Immunotec Reports Second Quarter 2016 Financial Results

●	Second quarter revenue of $19.2 million, increased 34% compared to prior year period

●	Raising revenue guidance for the full year from $79.5-$82.5 million to $82.5-$84.5 million

●	Completed acquisition of Imugen, Inc. on July 1, 2016 for $22.2 million in all cash deal, accelerating entry into tick-borne disease testing market

OXFORD, United Kingdom and MARLBOROUGH, Mass., August 2, 2016 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions, today announced second quarter 2016 financial results.

“We are very pleased with our financial and operating results during the second quarter,” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. "Sales performance exceeded our expectations, with solid growth coming from the United States, China and Japan. Additionally, we are tremendously excited about the recent acquisition of Imugen, which accelerates our entry into the tick-borne disease market and marks a significant advance in our goal of becoming a leader in the field of immune-regulated conditions.”

By revenue type, total revenues were, in millions:

	Three Months Ended June 30,
	2016	2015	Percent Change

Product	$9.3	$6.6	41%
Service	9.9	7.7	29%
Total Revenue	$19.2	$14.3	34%

By geography, total revenues were, in millions:

	Three Months Ended June 30,
			Percent Change
	2016	2015	As Reported	Constant Currency Basis

United States	$9.8	$7.3	34%	34%
Europe & ROW	2.0	1.9	2%	6%
Asia	7.4	5.1	47%	37%
Total revenue	$19.2	$14.3	34%	32%

Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure “constant currency basis” in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations.

Second Quarter 2016 Financial Results

Revenue for the second quarter of 2016 was $19.2 million, representing 34% growth over the second quarter 2015 revenue of $14.3 million. On a constant currency basis, revenue growth was 32% versus the prior year period.

2016 second quarter product revenue was $9.3 million representing a 41% increase from product revenue of $6.6 million in the second quarter of 2015. The increase in product revenue was primarily attributable to growth in Asia. Service revenue for the second quarter of 2016 was $9.9 million, up 29% from 2015 second quarter revenue of $7.7 million. The increase in service revenue was primarily driven by volume increases in the United States.

United States revenue was $9.8 million in the second quarter of 2016 representing 34% growth over the same period's revenue of $7.3 million in the prior year. Growth was driven primarily by volume increases in the institutional and patient testing segments.

Europe & ROW revenue was $2.0 million in the second quarter of 2016 representing a 2% increase compared to the second quarter of 2015. On a constant currency basis, Europe & ROW increased 6% versus the second quarter of 2015.

Asia revenue was $7.4 million in the second quarter of 2016 representing 47% growth over 2015 second quarter revenue of $5.1 million. On a constant currency basis, Asia grew 37% versus the second quarter of 2015. The increase was driven by continued strong growth in China and Japan.

Gross profit for the second quarter of 2016 was $10.5 million, an increase of $2.8 million over gross profit of $7.8 million in the same period of 2015. Gross margin was 55.1%, an increase of 70 basis points from the gross margin of 54.4% in the second quarter of 2015. The increase in gross margin was primarily due to lower kit costs associated with increased volume, product mix and the favorable impact of exchange rates on average selling prices, partially offset by costs associated with new service initiatives.

Operating expenses were $17.9 million in the second quarter of 2016, an increase of $3.5 million compared to $14.4 million in the same period last year. The increase in operating expenses was primarily due to headcount increases related to both sales and marketing and general and administrative functions, clinical costs and legal expenses.

Net loss for the second quarter of 2016 was $6.4 million, or $0.29 per share, compared to $7.3 million, or $0.33 per share, in the second quarter of 2015. Net loss per share was based on 22,351,645 and 22,245,682 weighted average ordinary shares outstanding for the second quarters of 2016 and 2015, respectively.

EBITDA for the second quarter of 2016 was $(5.8) million compared to $(6.8) million in the second quarter of 2015. Adjusted EBITDA was $(5.3) million for the second quarter of 2016 compared to $(6.5) million in the same period in 2015. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Cash and cash equivalents were $64.0 million as of June 30, 2016 compared to $68.7 million as of March 31, 2016. Cash usage during the quarter was in line with expectations.

Imugen Acquisition

On July 1, 2016, the Company completed the acquisition of substantially all of the assets of Imugen, a Massachusetts-based clinical laboratory focused on developing and performing specialized testing for tick-borne diseases, for $22.2 million in an all cash transaction.

Business Outlook

We expect to report full year 2016 revenue of between $82.5 and $84.5 million as compared to our prior guidance of between $79.5 and $82.5 million.

We expect to report revenue of between $24.2 and $25.0 million for the third quarter of 2016.

We expect to have approximately $30 million in cash at the end of 2016, which will give the Company cash into the second half of 2018 based on our current operating plan.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, August 2, 2016 at 8:00 a.m. Eastern Time to discuss its second quarter 2016 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 47066686 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The T-SPOT.CMV test and the T-SPOT.PRT test are the Company's second and third products and part of a series of products intended for the transplantation market. In addition to these three products, the Company has additional active development programs, each of which leverages our T cell, B cell and innate immune measuring technology. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding future revenues, expenses and the prospects for sales of our products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers, as well as our ability to expeditiously and successfully expand our sales and distribution networks and the other factors described under the "Risk Factors" section in our filings with the Securities and Exchange Commission. When evaluating Oxford Immunotec's business and securities, investors should give careful consideration to these risks and uncertainties.

Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:
Caroline Crawley
Oxford Immunotec
Tel: +44 1235 442796
ccrawley@oxfordimmunotec.com

For Investor Inquiries:
Rick Altieri
Chief Financial Officer
Oxford Immunotec
Tel: +1 (508) 573-9953
raltieri@oxfordimmunotec.com

Mark Klausner
Westwicke Partners
Tel: +1 (443) 213-0501
oxfordimmunotec@westwicke.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share data)	2016	2015	2016	2015
Revenue
Product	$9,293	$6,613	$17,431	$13,735
Service	9,861	7,639	18,833	14,318
Total revenue	19,154	14,252	36,264	28,053
Cost of revenue
Product	3,512	2,885	6,805	5,955
Service	5,094	3,617	9,966	7,202
Total cost of revenue	8,606	6,502	16,771	13,157
Gross profit	10,548	7,750	19,493	14,896
Operating expenses:
Research and development	3,341	2,846	6,417	5,205
Sales and marketing	9,391	7,727	17,871	15,168
General and administrative	5,151	3,784	9,734	7,651
Total operating expenses	17,883	14,357	34,022	28,024
Loss from operations	(7,335)	(6,607)	(14,529)	(13,128)
Other income (expense):
Interest expense, net	(17)	(19)	(34)	(34)
Foreign exchange gains (losses)	874	(674)	1,237	(509)
Other income (expense)	29	7	(137)	114
Loss before income taxes	(6,449)	(7,293)	(13,463)	(13,557)
Income tax (benefit) expense	(3)	1	32	48
Net loss	$(6,446)	$(7,294)	$(13,495)	$(13,605)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.29)	$(0.33)	$(0.60)	$(0.64)

Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	22,351,645	22,245,682	22,318,019	21,293,835

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2016	2015	2016	2015
Net loss	$(6,446)	$(7,294)	$(13,495)	$(13,605)
Income tax (benefit) expense	(3)	1	32	48
Interest expense, net	17	19	34	34
Depreciation and amortization	624	483	1,205	936
EBITDA	(5,808)	(6,791)	(12,224)	(12,587)

Reconciling items:
Share-based compensation expense	1,355	713	2,459	1,588
Unrealized exchange gains	(896)	(459)	(1,418)	(615)
Change in fair value of contingent purchase price consideration	57	49	112	96
Adjusted EBITDA	$(5,292)	$(6,488)	$(11,071)	$(11,518)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	June 30,	December 31,
(in thousands, except share and per share data)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$63,965	$83,715
Accounts receivable, net	9,742	7,058
Inventory	8,641	7,099
Prepaid expenses and other	2,647	3,592

Total current assets	84,995	101,464
Restricted cash, non-current	80	80
Property and equipment, net	6,561	6,284
In-process research and development	1,814	1,782
Goodwill	46	45
Other intangible assets, net	143	179
Other assets	19	18

Total assets	$93,658	$109,852

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,567	$3,799
Accrued liabilities	8,751	9,949
Deferred income	92	1,654
Current portion of loans payable	81	79

Total current liabilities	11,491	15,481
Long-term portion of loans payable	344	386
Contingent purchase price consideration	1,428	1,293

Total liabilities	13,263	17,160

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at June 30, 2016 and December 31, 2015, and 22,569,104 and 22,549,488 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	243	243
Additional paid-in capital	246,504	244,033
Accumulated deficit	(159,802)	(146,307)
Accumulated other comprehensive loss	(6,550)	(5,277)

Total shareholders’ equity	80,395	92,692

Total liabilities and shareholders’ equity	$93,658	$109,852